EXHIBIT 1.01

CONFLICT MINERALS REPORT OF
METTLER-TOLEDO INTERNATIONAL INC.
FOR THE PERIOD JANUARY 1 TO DECEMBER 31, 2016

Background

We are a leading global supplier of precision instruments and services. We have strong leadership positions in our businesses and believe we hold global number-one market positions in a majority of them. Specifically, we are the largest provider of weighing instruments for use in laboratory, industrial, and food retailing applications. We are also a leading provider of analytical instruments for use in life science, reaction engineering and real-time analytic systems used in drug and chemical compound development, and process analytics instruments used for in-line measurement in production processes. In addition, we are the largest supplier of end-of-line inspection systems used in production and packaging for food, pharmaceutical, and other industries.

We are committed to conducting our business ethically, legally, and in a socially and environmentally responsible manner. As part of this commitment we seek to understand the origin of the materials that go into our products and the social and environmental impacts their sourcing has. Accordingly, we take seriously the requirements of Rule 13p-1 under the Securities Exchange Act. To ensure we meet these requirements we adopted a formal, company-wide conflict minerals policy, which we communicate to and enforce with our suppliers. This policy describes our commitment to compliance with conflict minerals requirements, supplier due diligence, and ongoing supply chain evaluation. It is publicly available as part of our Ethical, Social and Quality Standards at www.mt.com/businesspartner. We also actively engage our suppliers in an effort to determine the source of certain defined minerals, collectively referenced in this report as “3TG”1, in our products and if armed groups benefited from their production. The relevant product categories2 for our analysis were laboratory balances, pipettes, analytical instruments, automated chemistry solutions, process analytics, industrial weighing instruments, industrial terminals, transportation and logistics, vehicle scale systems, product inspection, and retail weighing solutions.

This report describes our engagement and its results, and was filed as Exhibit 1.01 to our Form SD for the reporting period for January 1 to December 31, 2016.

3TG Disclosure

After our reasonable country of origin inquiry (as described below), we concluded in good faith that for the period January 1 to December 31, 2016, 3TG were necessary to the functionality or production of products we manufactured and contracted to manufacture (“our products”).

Description of Inquiry/Analysis

We describe below the actions we took with respect to the 3TG that are necessary to the production or functionality of the products we manufactured or contracted to manufacture for sale in 2016.

Reasonable country of origin inquiry: We performed a reasonable country of origin inquiry on the materials in our products. We designed the country of origin inquiry to determine whether any of the 3TG necessary to the production or functionality of our products originated in the Conflict Region or are from recycled or scrap sources3. Our inquiry included our suppliers of materials containing 3TG or posing a high risk of containing 3TG. We contacted our major mechanical and electronic components suppliers in scope4, representing more than 85% of our 3TG risk categorized materials. We asked suppliers to define if they are using 3TG in their products, and if so, to identify the origin, mines, and smelters of the 3TG they provide. If the scope of our current inquiry were expanded to 100% of our necessary materials we expect the results would be similar to those detailed in this report.

To carry-out our reasonable country of origin inquiry we asked our suppliers to complete the Conflict Minerals Reporting Template (CMRT)5. We reviewed the results of this supplier survey for reasonableness and red flags:

•	66% of the suppliers we contacted responded with a completed CMRT.

•
With respect to 78% of the responses we did not follow-up with our supplier because, for example, the 3TG provided either, (i) did not originate in the Conflict Region, (ii) we have no reason to believe they may have originated in the Conflict Region, (iii) came from recycled or scrap sources, or (iv) we reasonably believe they came from recycled or scrap sources.

Due diligence: Under the direction of a steering committee comprised of our Chief Financial Officer, General Counsel, and Head of Supply Chain, our Procurement Compliance Expert performed follow-up due diligence on the source and chain of custody of approximately 22% of our country of origin inquiry responses. We subjected a response to due diligence if after the country of origin inquiry we could not determine that its 3TG either, (i) originated outside the Conflict Region, (ii) we have no reason to believe they may have originated in the Conflict Region, (iii) came from recycled or scrap sources, or (iv) we reasonably believe they came from recycled or scrap sources.

Our due diligence conformed to the Organisation for Economic Cooperation and Development’s “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas,” which specifies establishing strong company management systems, identifying and assessing risks in the supply chain, designing and implementing a strategy to respond to identified risks, carrying out independent third-party audits of due diligence practices, and reporting annually on supply chain due diligence. Our due diligence approach is comprehensive, beginning at the commencement of our relationship, continuing throughout the relationship with active engagement, and concluding each cycle with an analysis of the information gathered. We leverage our membership with CFSI (Conflict-Free Sourcing Initiative) to complete our due diligence. Members of the Electronic Industry Citizenship Coalition and the Global e-Sustainability Initiative founded CFSI in 2008, and it has grown into one of the most utilized and respected resources for companies addressing responsible sourcing issues for 3TG.

Relationship Commencement	Supplier Engagement	Analysis
Supplier engagement due diligence. We perform due diligence at the commencement of our relationship with each supplier. This due diligence is leveraged with respect to 3TG suppliers.	Supplier surveys. We request additional country of origin and internal policy information from our suppliers using the most recently updated version of the CMRT published by CFSI.
Industry cooperation. When available, we leverage resources available through industry cooperation. These efforts include checking suppliers, intermediaries, mines, and refineries against industry watch and conflict free lists. We also subscribe to, and participate in, the CFSI collaborative database.

Policy communication and contracting. We have adopted a conflict minerals policy that we communicate to suppliers, and the public, at www.mt.com/businesspartner. We also seek to include a provision requiring due diligence support in all our supplier agreements. Where necessary, we will enforce our policies and agreements against suppliers.

Work done upstream. As a company positioned downstream in the supply chain we request copies of, and must rely on, the due diligence performed by our suppliers, who are positioned further up the supply chain.

Red flags. We follow-up on and address red flags discovered during our process.

Identification and Mitigation of Risks

Because we are positioned downstream, our principal risk is having suppliers with non-existent or inadequate due diligence to assure a responsible supply chain of minerals from conflict-affected and high-risk areas. Our due diligence sought to identify risks upstream by assessing the due diligence practices of those parties upstream. Where our due diligence identifies risks or red flags we seek to confirm that no facilities benefiting armed groups are in our supply chain and that 3TG from those facilities don't make their way into our products. In the coming period we plan to further evaluate what steps may be taken to mitigate the risk that our 3TG benefit armed groups, including any steps to improve our due diligence. To mitigate the risk that the necessary conflict minerals benefit armed groups in the Conflict Region, we have reiterated our conflict minerals policy to our suppliers. We also have grievance mechanisms in place internally, and publically, to act as an early-warning risk-awareness system.

Independent Private Sector Audit

As permitted by applicable rules, we are not submitting an independent private sector auditor’s report with respect to this report.

Mine or Location of Origin

Our efforts to determine the mine or location of origin of our 3TG with the greatest possible specificity included the due diligence measures and the reasonable country of origin inquiry described above. In making our determination we relied on information our direct suppliers provided and information available on the CFSI database. At times, we were unable to identify the mine or location of origin of our 3TG because our suppliers could not give us sufficient information to make the necessary determinations and contact details were not available to establish communication further down the supply chain.

The following table lists the recognized facilities that may have processed our 3TG, but we were not able to identify with certainty which facilities' 3TG is in our products. We identified red flags with respect to certain of the facilities below. We are engaging with our suppliers that identified red flag facilities to eliminate the facility from our supply chain or mitigate any identified risks.

Metal	Smelter or Refiner Facility Name*		Location of Facility*
Gold	Abington Reldan Metals, LLC		United States
Gold	Advanced Chemical Company	**	United States
Gold	Aida Chemical Industries Co., Ltd.	**	Japan
Gold	Al Etihad Gold LLC	**	United Arab Emirates
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	**	Germany
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	**	Uzbekistan
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	**	Brazil
Gold	Argor-Heraeus S.A.	**	Switzerland
Gold	Asahi Pretec Corp.	**	Japan
Gold	Asahi Refining Canada Ltd.	**	Canada
Gold	Asahi Refining USA Inc.	**	United States
Gold	Asaka Riken Co., Ltd.	**	Japan
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	**	Turkey
Gold	AU Traders and Refiners	**	South Africa
Gold	Aurubis AG	**	Germany
Gold	Bangalore Refinery		India
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	**	Philippines
Gold	Boliden AB	**	Sweden
Gold	C. Hafner GmbH + Co. KG	**	Germany
Gold	Caridad		Mexico
Gold	CCR Refinery - Glencore Canada Corporation	**	Canada
Gold	Cendres + Metaux S.A.		Switzerland
Gold	Chimet S.p.A.	**	Italy
Gold	Chugai Mining		Japan
Gold	Daejin Indus Co., Ltd.	**	Korea, Republic of
Gold	Daye Non-Ferrous Metals Mining Ltd.	**	China
Gold	Degussa Sonne / Mond Goldhandel GmbH		Germany
Gold	DODUCO GmbH	**	Germany
Gold	Dowa	**	Japan
Gold	DSC (Do Sung Corporation)	**	Korea, Republic of
Gold	Eco-System Recycling Co., Ltd.	**	Japan
Gold	Elemetal Refining, LLC	**	United States
Gold	Emirates Gold DMCC	**	United Arab Emirates
Gold	Gansu Seemine Material Hi-Tech Co., Ltd.		China
Gold	GCC Gujrat Gold Centre Pvt. Ltd.		India
Gold	Geib Refining Corporation	**	United States
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	**	China
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	**	China
Gold	Guangdong Jinding Gold Limited		China
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.		China
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.		China
Gold	HeeSung Metal Ltd.		Korea, Republic of
Gold	Heimerle + Meule GmbH	**	Germany

Gold	Heraeus Metals Hong Kong Ltd.	**	China
Gold	Heraeus Precious Metals GmbH & Co. KG	**	Germany
Gold	Hunan Chenzhou Mining Co., Ltd.		China
Gold	HwaSeong CJ CO., LTD.		Korea, Republic of
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	**	China
Gold	Ishifuku Metal Industry Co., Ltd.	**	Japan
Gold	Istanbul Gold Refinery	**	Turkey
Gold	Japan Mint	**	Japan
Gold	Jiangxi Copper Co., Ltd.	**	China
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	**	Russian Federation
Gold	JSC Uralelectromed	**	Russian Federation
Gold	JX Nippon Mining & Metals Co., Ltd.	**	Japan
Gold	Kaloti Precious Metals		United Arab Emirates
Gold	Kazakhmys Smelting LLC		Kazakhstan
Gold	Kazzinc	**	Kazakhstan
Gold	Kennecott Utah Copper LLC	**	United States
Gold	KGHM Polska Miedz Spolka Akcyjna	**	Poland
Gold	Kojima Chemicals Co., Ltd.	**	Japan
Gold	Korea Zinc Co., Ltd.	**	Korea, Republic of
Gold	Kyrgyzaltyn JSC	**	Kyrgyzstan
Gold	Kyshtym Copper-Electrolytic Plant ZAO		Russian Federation
Gold	L'azurde Company For Jewelry	**	Saudi Arabia
Gold	Lingbao Gold Co., Ltd.		China
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.		China
Gold	LS-NIKKO Copper Inc.	**	Korea, Republic of
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.		China
Gold	Materion	**	United States
Gold	Matsuda Sangyo Co., Ltd.	**	Japan
Gold	Metalor Technologies (Hong Kong) Ltd.	**	China
Gold	Metalor Technologies (Singapore) Pte., Ltd.	**	Singapore
Gold	Metalor Technologies (Suzhou) Ltd.	**	China
Gold	Metalor Technologies S.A.	**	Switzerland
Gold	Metalor USA Refining Corporation	**	United States
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	**	Mexico
Gold	Mitsubishi Materials Corporation	**	Japan
Gold	Mitsui Mining and Smelting Co., Ltd.	**	Japan
Gold	MMTC-PAMP India Pvt., Ltd.	**	India
Gold	Modeltech Sdn Bhd		Malaysia
Gold	Morris and Watson		New Zealand
Gold	Moscow Special Alloys Processing Plant	**	Russian Federation
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	**	Turkey
Gold	Navoi Mining and Metallurgical Combinat	**	Uzbekistan
Gold	Nihon Material Co., Ltd.	**	Japan
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	**	Austria
Gold	Ohura Precious Metal Industry Co., Ltd.	**	Japan
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	**	Russian Federation
Gold	OJSC Novosibirsk Refinery	**	Russian Federation
Gold	PAMP S.A.	**	Switzerland
Gold	Penglai Penggang Gold Industry Co., Ltd.		China
Gold	Prioksky Plant of Non-Ferrous Metals	**	Russian Federation
Gold	PT Aneka Tambang (Persero) Tbk	**	Indonesia
Gold	PX Precinox S.A.	**	Switzerland
Gold	Rand Refinery (Pty) Ltd.	**	South Africa
Gold	Remondis Argentia B.V.		Netherlands
Gold	Republic Metals Corporation	**	United States
Gold	Royal Canadian Mint	**	Canada
Gold	SAAMP		France

Gold	Sabin Metal Corp.		United States
Gold	SAFINA A.S.		Czech Republic
Gold	Sai Refinery		India
Gold	Samduck Precious Metals	**	Korea, Republic of
Gold	Samwon Metals Corp.		Korea, Republic of
Gold	SAXONIA Edelmetalle GmbH	**	Germany
Gold	Schone Edelmetaal B.V.	**	Netherlands
Gold	SEMPSA Joyeria Plateria S.A.	**	Spain
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.		China
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	**	China
Gold	Sichuan Tianze Precious Metals Co., Ltd.	**	China
Gold	Singway Technology Co., Ltd.	**	Taiwan
Gold	So Accurate Group, Inc.		United States
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	**	Russian Federation
Gold	Solar Applied Materials Technology Corp.	**	Taiwan
Gold	Sumitomo Metal Mining Co., Ltd.	**	Japan
Gold	T.C.A S.p.A	**	Italy
Gold	Tanaka Kikinzoku Kogyo K.K.	**	Japan
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	**	China
Gold	Tokuriki Honten Co., Ltd.	**	Japan
Gold	Tongling Nonferrous Metals Group Co., Ltd.		China
Gold	Tony Goetz NV		Belgium
Gold	TOO Tau-Ken-Altyn		Kazakhstan
Gold	Torecom	**	Korea, Republic of
Gold	Umicore Brasil Ltda.	**	Brazil
Gold	Umicore Precious Metals Thailand	**	Thailand
Gold	Umicore S.A. Business Unit Precious Metals Refining	**	Belgium
Gold	United Precious Metal Refining, Inc.	**	United States
Gold	Universal Precious Metals Refining Zambia		Zambia
Gold	Valcambi S.A.	**	Switzerland
Gold	Western Australian Mint (T/a The Perth Mint)	**	Australia
Gold	WIELAND Edelmetalle GmbH	**	Germany
Gold	Yamamoto Precious Metal Co., Ltd.	**	Japan
Gold	Yokohama Metal Co., Ltd.	**	Japan
Gold	Yunnan Copper Industry Co., Ltd.		China
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	**	China
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	**	China
Tantalum	Conghua Tantalum and Niobium Smeltry	**	China
Tantalum	D Block Metals, LLC	**	United States
Tantalum	Duoluoshan	**	China
Tantalum	Exotech Inc.	**	United States
Tantalum	F&X Electro-Materials Ltd.	**	China
Tantalum	FIR Metals & Resource Ltd.	**	China
Tantalum	Global Advanced Metals Aizu	**	Japan
Tantalum	Global Advanced Metals Boyertown	**	United States
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	**	China
Tantalum	H.C. Starck Co., Ltd.	**	Thailand
Tantalum	H.C. Starck Hermsdorf GmbH	**	Germany
Tantalum	H.C. Starck Inc.	**	United States
Tantalum	H.C. Starck Ltd.	**	Japan
Tantalum	H.C. Starck Smelting GmbH & Co. KG	**	Germany
Tantalum	H.C. Starck Tantalum and Niobium GmbH	**	Germany
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	**	China
Tantalum	Hi-Temp Specialty Metals, Inc.	**	United States
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	**	China
Tantalum	Jiangxi Tuohong New Raw Material	**	China
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	**	China
Tantalum	Jiujiang Nonferrous Metals Smelting Company Limited	**	China

Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	**	China
Tantalum	KEMET Blue Metals	**	Mexico
Tantalum	KEMET Blue Powder	**	United States
Tantalum	King-Tan Tantalum Industry Ltd.	**	China
Tantalum	LSM Brasil S.A.	**	Brazil
Tantalum	Metallurgical Products India Pvt., Ltd.	**	India
Tantalum	Mineracao Taboca S.A.	**	Brazil
Tantalum	Mitsui Mining and Smelting Co., Ltd.	**	Japan
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	**	China
Tantalum	NPM Silmet AS	**	Estonia
Tantalum	Power Resources Ltd.	**	Macedonia
Tantalum	QuantumClean	**	United States
Tantalum	Resind Industria e Comercio Ltda.	**	Brazil
Tantalum	RFH Tantalum Smeltry Co., Ltd.	**	China
Tantalum	Solikamsk Magnesium Works OAO	**	Russian Federation
Tantalum	Taki Chemical Co., Ltd.	**	Japan
Tantalum	Telex Metals	**	United States
Tantalum	Tranzact, Inc.	**	United States
Tantalum	Ulba Metallurgical Plant JSC	**	Kazakhstan
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	**	China
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	**	China
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	**	China
Tin	Alpha	**	United States
Tin	An Thai Minerals Co., Ltd.		Vietnam
Tin	An Vinh Joint Stock Mineral Processing Company		Vietnam
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	**	China
Tin	China Tin Group Co., Ltd.	**	China
Tin	CNMC (Guangxi) PGMA Co., Ltd.		China
Tin	Cooperativa Metalurgica de Rondonia Ltda.	**	Brazil
Tin	CV Ayi Jaya	**	Indonesia
Tin	CV Dua Sekawan	**	Indonesia
Tin	CV Gita Pesona	**	Indonesia
Tin	CV Serumpun Sebalai	**	Indonesia
Tin	CV Tiga Sekawan	**	Indonesia
Tin	CV United Smelting	**	Indonesia
Tin	CV Venus Inti Perkasa	**	Indonesia
Tin	Dowa	**	Japan
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company		Vietnam
Tin	EM Vinto	**
Tin	Estanho de Rondonia S.A.		Brazil
Tin	Fenix Metals	**	Poland
Tin	Gejiu Fengming Metallurgy Chemical Plant	**	China
Tin	Gejiu Jinye Mineral Company	**	China
Tin	Gejiu Kai Meng Industry and Trade LLC		China
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	**	China
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.		China
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.		China
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	**	China
Tin	HuiChang Hill Tin Industry Co., Ltd.	**	China
Tin	Huichang Jinshunda Tin Co., Ltd.		China
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	**	China
Tin	Magnu's Minerais Metais e Ligas Ltda.	**	Brazil
Tin	Malaysia Smelting Corporation (MSC)	**	Malaysia
Tin	Melt Metais e Ligas S.A.	**	Brazil
Tin	Metallic Resources, Inc.	**	United States
Tin	Metallo Belgium N.V.	**	Belgium
Tin	Metallo Spain S.L.U.	**	Spain

Tin	Mineracao Taboca S.A.	**	Brazil
Tin	Minsur	**	Peru
Tin	Mitsubishi Materials Corporation	**	Japan
Tin	Modeltech Sdn Bhd		Malaysia
Tin	Nankang Nanshan Tin Manufactory Co., Ltd.		China
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company		Vietnam
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	**	Thailand
Tin	O.M. Manufacturing Philippines, Inc.	**	Philippines
Tin	Operaciones Metalurgical S.A.	**	Bolivia
Tin	PT Aries Kencana Sejahtera	**	Indonesia
Tin	PT Artha Cipta Langgeng	**	Indonesia
Tin	PT ATD Makmur Mandiri Jaya	**	Indonesia
Tin	PT Babel Inti Perkasa	**	Indonesia
Tin	PT Bangka Prima Tin	**	Indonesia
Tin	PT Bangka Tin Industry	**	Indonesia
Tin	PT Belitung Industri Sejahtera	**	Indonesia
Tin	PT Bukit Timah	**	Indonesia
Tin	PT DS Jaya Abadi	**	Indonesia
Tin	PT Eunindo Usaha Mandiri	**	Indonesia
Tin	PT Inti Stania Prima	**	Indonesia
Tin	PT Karimun Mining	**	Indonesia
Tin	PT Kijang Jaya Mandiri	**	Indonesia
Tin	PT Lautan Harmonis Sejahtera	**	Indonesia
Tin	PT Menara Cipta Mulia	**	Indonesia
Tin	PT Mitra Stania Prima	**	Indonesia
Tin	PT O.M. Indonesia	**	Indonesia
Tin	PT Panca Mega Persada	**	Indonesia
Tin	PT Prima Timah Utama	**	Indonesia
Tin	PT Refined Bangka Tin	**	Indonesia
Tin	PT Sariwiguna Binasentosa	**	Indonesia
Tin	PT Stanindo Inti Perkasa	**	Indonesia
Tin	PT Sukses Inti Makmur	**	Indonesia
Tin	PT Sumber Jaya Indah	**	Indonesia
Tin	PT Timah (Persero) Tbk Kundur	**	Indonesia
Tin	PT Timah (Persero) Tbk Mentok	**	Indonesia
Tin	PT Tinindo Inter Nusa	**	Indonesia
Tin	PT Tommy Utama	**	Indonesia
Tin	Resind Industria e Comercio Ltda.	**	Brazil
Tin	Rui Da Hung	**	Taiwan
Tin	Soft Metais Ltda.	**	Brazil
Tin	Thaisarco	**	Thailand
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company		Vietnam
Tin	VQB Mineral and Trading Group JSC	**	Vietnam
Tin	White Solder Metalurgia e Mineracao Ltda.	**	Brazil
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.		China
Tin	Yunnan Tin Company Limited	**	China
Tungsten	A.L.M.T. TUNGSTEN Corp.	**	Japan
Tungsten	ACL Metais Eireli		Brazil
Tungsten	Asia Tungsten Products Vietnam Ltd.	**	Vietnam
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	**	China
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	**	China
Tungsten	Dayu Weiliang Tungsten Co., Ltd.		China
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	**	China
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	**	China
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	**	China
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	**	China
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.		China
Tungsten	Global Tungsten & Powders Corp.	**	United States

Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	**	China
Tungsten	H.C. Starck Smelting GmbH & Co. KG	**	Germany
Tungsten	H.C. Starck Tungsten GmbH	**	Germany
Tungsten	Hunan Chenzhou Mining Co., Ltd.	**	China
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	**	China
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	**	China
Tungsten	Hydrometallurg, JSC	**	Russian Federation
Tungsten	Japan New Metals Co., Ltd.	**	Japan
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	**	China
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.		China
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	**	China
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.		China
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	**	China
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	**	China
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	**	China
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	**	China
Tungsten	Kennametal Fallon	**	United States
Tungsten	Kennametal Huntsville	**	United States
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	**	China
Tungsten	Moliren Ltd.	**	Russian Federation
Tungsten	Niagara Refining LLC	**	United States
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	**	Vietnam
Tungsten	Philippine Chuangxin Industrial Co., Inc.	**	Philippines
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	**	China
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	**	Vietnam
Tungsten	Unecha Refractory metals plant	**	Russian Federation
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	**	Vietnam
Tungsten	Wolfram Bergbau und Hutten AG	**	Austria
Tungsten	Woltech Korea Co., Ltd.	**	Korea, Republic of
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	**	China
Tungsten	Xiamen Tungsten Co., Ltd.	**	China
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	**	China
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	**	China

Countries of origin of the 3TG these facilities may process include:

Australia, Austria, Benin, Bolivia, Brazil, Burkina Faso, Burundi, Cambodia, Canada, Chile, China, Colombia, DRC, Ecuador, Eritrea, Ethiopia, France, Ghana, Guatemala, Guinea, Guyana, Honduras, India, Indonesia, Japan, Laos, Madagascar, Malaysia, Mali, Mexico, Mongolia, Mozambique, Myanmar, Namibia, Nicaragua, Nigeria, Panama, Peru, Portugal, Russia, Rwanda, Senegal, Sierra Leone, South Africa, Spain, Thailand, Togo, Uganda, United States of America, Uzbekistan, Vietnam, Zimbabwe

* Smelter and refiner facility names and locations as reported by CFSI as of April 26, 2017.
** Denotes smelters and refiners that have received a "conflict free" designation from an independent third party audit program as of April 26, 2017.

______________________________________________
1As used in this report, “3TG” refers to, collectively, columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten.
2Product categories include the products described under the same headings in Part I, Item 1 of our 10-K for the fiscal year ended December 31, 2016.
3As used in this report: “Conflict Region” at the time of our analysis means the Democratic Republic of the Congo, and the countries sharing an internationally recognized border with it, namely Angola, Burundi Central Africa Republic, The Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda and Zambia. 3TG from “recycled or scrap sources” means 3TG from recycled metals, which are reclaimed end-user or post-consumer products, or scrap processed metals created during product manufacturing. Recycled metal includes excess, obsolete, defective, and scrap metal materials that contain refined or processed metals that are appropriate to recycle in the production of tin, tantalum, tungsten and/or gold. Minerals partially processed, unprocessed, or a bi-product from another ore are not included in the definition of recycled metal.

4The scope of our inquiry was limited to operations on our global enterprise platform, or Blue Ocean. “Blue Ocean,” as described in Part I, Item 1 of our 10-K for the fiscal year ended December 31, 2016, is our program to establish a new global operating model with standardized, automated, and integrated processes, and high levels of global data transparency. Operations covered include units in China, Germany, Switzerland, the United Kingdom, and the United States, which account for most of our principal manufacturing operations. We will extend the inquiries and processes described in this report to additional operations as they come on to Blue Ocean. We have no reason to expect results would be materially different for operations not on Blue Ocean.
5The Conflict Minerals Reporting Template (CMRT) is offered by the Conflict-Free Sourcing Initiative (CFSI), an initiative of the Electronic Industry Citizenship Coalition and Global e-Sustainability.